UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 9, 2008

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 9, 2008, The United Illuminating Company (UI), a subsidiary of UIL Holdings Corporation (NYSE:UIL), filed a notice of intent with the Connecticut Department of Public Utility Control (DPUC), requesting an increase to its electricity distribution rate.

UI’s rate application, which it intends to file in 30 to 60 days in accordance with state regulations, will include amended rate schedules for distribution charges in 2009 and 2010.   The request will seek rates designed to produce additional revenues of approximately $33 million in 2009 and $33 million in 2010 (compared to 2009).  These additional revenues represent an increase of approximately 2.6% in 2009 over the total revenues that would be expected under the current rate schedules on a total bill basis.  For 2010, the additional revenues represent an increase of approximately 2.6% over the previous year’s revenues.

A copy of the Registrant's press release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits – The following exhibit is filed as part of this report:

99	Press release, dated July 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: July 10, 2008	By /s/ Steven P. Favuzza
Steven P. Favuzza
Vice President and Controller